Certain confidential information contained in this document, marked by [***], has been omitted because it is not material and would likely cause competitive harm to Vertex Pharmaceuticals Incorporated if publicly disclosed.
Exhibit 10.2
2024 AMENDMENT TO LEASE (11 FAN PIER BOULEVARD)
This is a 2024 Amendment to Lease (11 Fan Pier Boulevard) (this “Amendment”) dated as of August 15, 2024 (“Effective Date”) by and between SNH Seaport LLC, a Delaware limited liability company (“Landlord”) and Vertex Pharmaceuticals Incorporated, a Massachusetts corporation (“Tenant”).
WHEREAS, Eleven Fan Pier Boulevard LLC, a Delaware limited liability company (“Original Lessor”) and Tenant entered into a Lease dated May 5, 2011, as amended by First Amendment to Lease dated as of October 31, 2011, Second Amendment to Lease dated as of April 11, 2012, Third Amendment to Lease dated as of November 26, 2012, and Fourth Amendment to Lease dated as of March 28, 2014 (as so amended, the “Lease”) with respect to premises consisting of approximately [***] square feet of rentable area and containing a portion of the first (1st) floor, all of the second (2nd) through sixteenth (16th) floors (including a mechanical floor), a two-story mechanical penthouse, and a portion of a three-level below grade structure, and including the Storage Space as defined in the Lease, of the building located at 11 Fan Pier Boulevard, Boston, Massachusetts; and
WHEREAS, Landlord has succeeded to the interest of Original Lessor under the Lease; and
WHEREAS, the term of the Lease is set to expire on December 31, 2028 (i.e. the fifteenth Lease Year as defined in the Lease), and Landlord and Tenant wish to extend the term through June 30, 2044.
NOW, THEREFORE, in consideration of the foregoing, Landlord and Tenant agree as follows:
1.Capitalized Terms. Capitalized terms use herein without definition shall have the meanings ascribed to them by the Lease.
2.Term. The Term is hereby extended beyond the Initial Term and through June 30, 2044. The definition of “Extension Term” set forth in Basic Terms Section 1.08 is deleted and replaced with the following:

Extension Terms:
Two (2) additional periods of ten (10) years each (July 1, 2044 – June 30, 2054 being the “First Extension Term” and July 1, 2054 – June 30, 2064 being the “Second Extension Term”, and each being an “Extension Term”)

3.Base Rent. Commencing as of January 1, 2029, Base Rent for the Premises and the Storage Space shall be as follows:
Premises Excluding the Storage Space: [***]

Storage Space: [***]

4.Inducements. The first [***] of Base Rent due in 2029 shall be abated (the “Initial Abatement”). An additional [***] (the “General Abatement”) shall be applied against monthly installments of Base Rent commencing with the first monthly Base Rent coming due after the Effective Date.
Landlord shall also reimburse Tenant for up to [***] (the “Extension TI Allowance”) of the cost of any improvements to the Premises or to the premises demised under the lease between the parties at 50 Northern Avenue (the “Northern Avenue Lease”) which Tenant shall have performed up to twelve (12) months prior to the Effective Date or at any time thereafter up to December 31, 2030 provided any request for such reimbursement is submitted prior to December 31, 2030, together with paid invoices for any requisitioned amount; each such reimbursement shall be made within thirty (30) days of request therefor. Tenant may, by notice to Landlord at any time prior to the full application of the Initial Abatement, convert all or any portion of the then-remaining Initial Abatement to an increase in the Extension TI Allowance. If Landlord fails to reimburse Tenant for any portion of the Extension TI Allowance within forty five (45) days following Tenant request for reimbursement, then Tenant shall have the right to recover the same by an abatement of Base Rent, provided that such abatement (and the accrual of any interest on such amounts) shall cease at such time as and to the extent that payment is tendered to Tenant and to the extent an abatement of Base Rent extends beyond such forty five (45) day period (either due to the amount owed to Tenant or a pre-existing Base Rent abatement during the time period), interest shall accrue on the unpaid and uncredited balance owed Tenant at the annual rate of the Bank of America (or its successor) prime rate of interest until credited against Base Rent or paid by Landlord to Tenant. Any Extension TI Allowance not applied to reimburse improvements costs by December 31, 2030 shall remain available to be applied to Base Rent next coming due after December 31, 2030.
5.Right to Extend. Section 3.03(a)-(c) of the Lease shall be deleted and replaced with the following.
3.03.    Right to Extend.

(a)Extension Terms. This Lease may be extended for the First Extension Term or, having timely exercised its option to extend for the First Extension Term, the Second Extension Term, by unconditional written notice from Tenant to Landlord delivered at least eighteen (18) months before the end of the then-current Term, time being of the essence. If Tenant does not timely exercise this option, or if on the date of such notice or at the beginning of the applicable Extension Term an Event of Default is then continuing, then at Landlord’s election, Tenant’s right to extend the Term pursuant to this Section 3.03(a) shall irrevocably lapse, Tenant shall have no further right to extend, and this Lease shall expire at the end of the then current Term.

(b)References. All references to the Term shall mean the Term as it may be extended by the First Extension Term and the Second Extension Term. Each Extension Term shall be on all the same terms and conditions applied to the Term (including without limitation the obligation to pay Additional Rent) except that the Base Rent for each Extension Term shall be as set forth below and Tenant shall have no further right to extend the term of this Lease except as expressly set forth above.

(a)Market Rent. If Tenant gives Landlord timely notice of its intention to extend the then-current Term of this Lease, whether for the First Extension Term or the Second Extension Term, then at least seventeen (17) months before the end of the then-scheduled expiration of the Term, Landlord shall give Tenant written notice of the then applicable market rent for Tenant’s space, based on similar space in similar Class A office and laboratory buildings in the Seaport District (excluding owner-occupied space) of the City of Boston, Massachusetts (such buildings, the “Comparable Properties”, and such rent, the “Market Rent”), taking into account all of the factors that a landlord and tenant would consider in negotiating an arms-length rent for a lease (including without limitation whether or not a brokerage fee is payable in connection therewith). Base Rent for any Extension Term shall be established as one hundred percent (100%) of the Market Rent. Within thirty (30) days after Tenant receives such notice, Tenant shall notify Landlord of its agreement with or objection to Landlord’s determination of the Market Rent, whereupon, if Tenant objects to such determination, the Market Rent shall be determined in the manner set forth below. If Tenant does not notify Landlord within such thirty (30) day period of Tenant’s agreement with or objection to Landlord’s determination of the Market Rent, then the Market Rent for the applicable Extension Term shall be deemed to be Landlord’s termination of the Market Rent as set forth in the notice from Landlord described in this subsection and Tenant shall be irrevocably bound to lease the Premises for the applicable Extension Term. In the event Tenant’s notice objects to such determination, from the date Tenant provides such notice through the date that is sixteen (16) months before the end of the then scheduled expiration of the Term (the “Decision Date”), Landlord and Tenant shall negotiate in an attempt to reach agreement on the Base Rent for the applicable Extension Term. Prior to the Decision Date, Tenant shall send a notice rescinding its exercise of the right to extend or requesting arbitration pursuant to Section 3.03(d) below (a “Decision Notice”). If Tenant fails to send such Decision Notice prior to the Decision Date or sends a notice requesting arbitration pursuant to Section 3.03(d) below, then Tenant shall be irrevocably bound to lease the Premises for the applicable Extension Term and the Market Rent for such Extension Term shall be determined by arbitration in the manner set forth in Section 3.03(d).

Section 3.03(d) of the Lease shall be amended by deleting “or the Longwood Medical Area”.
6.Deleted Sections. Sections 1.12, 1.13, 2.01(g), 3.01(b), 3.01(c), 3.01(e), 4.07, the middle paragraph of Section 13.02, and Article 17 shall all be deleted from the Lease.

7.Parking. Effective as of the first of the month following the month in which the Effective Date occurs, the verbiage in Section 1.14 of the Lease shall be deleted and replaced with [***].
Tenant shall be credited with [***] per month against the monthly charges for spaces in the Parking Garage from the first month following the month in which this Amendment is dated through the expiration of Lease Year 15 (i.e. through December 31, 2028).
In the twelve (12) months following the Effective Date (the “Parking Period”), Landlord shall seek to cause the Parking Garage operator to install additional EV charging stations in the Parking Garage, subject to infrastructure power restraints, and coordinate with Tenant and use commercially reasonable efforts to maximize the EV charging stations in the Parking Garage. Thereafter throughout the Term, upon request of Tenant, Landlord shall evaluate the number of EV charging stations in the Parking Garage and where commercially reasonable shall seek to cause the Parking Garage operator to install additional EV charging stations in the Parking Garage commensurate with the demand therefor and subject to infrastructure power restraints.
Landlord shall engage with the Parking Garage operator to provide for a system where Tenant has the right to park up to [***] vehicles (under this Lease and the Northern Avenue Lease in the aggregate) in the Parking Garage using the passes at any time. Individuals entering the Parking Garage when [***] vehicles are in the Parking Garage under Tenant passes may (subject to parking availability) enter the Parking Garage by pulling a ticket and paying on exit. The purpose of the foregoing is to enable Tenant to administer its parking rights in as efficient a means as reasonably possible so that Tenant is able to apply the economic benefit of the parking privileges for which it pays for monthly parking passes to any daily parking charges it incurs for any day when the number of cars parked via a pass is fewer than the number of parking passes paid for by Tenant.
During the Parking Period and thereafter throughout the Term, Landlord will cooperate with Tenant and use commercially reasonable efforts to assist Tenant in implementing Tenant safety and security protocols in the Parking Garage for the safety of Tenant's employees. As part of such obligation, Landlord will cooperate with Tenant to explore the possibility of an exclusive, dedicated and secure parking area for Tenant employees in an area of the Parking Garage.
8.Insurance. Section 7.02 of the Lease shall be amended by deleting all but the first paragraph thereof. Tenant may self-insure any of the risks for which Tenant is required to maintain insurance (other than statutory workers compensation insurance). Landlord shall continue to maintain the insurance required under Section 7.04 of the Lease, and will cooperate with Tenant as to management of Landlord's insurance requirements under the Lease, consistent with the parties’ prior practices.
9.Alterations. The Tenant Work Threshold Amount set forth in Section 10.05(a) of the Lease is [***]. Landlord shall not impose any management, coordination or supervisory fees in connection with any alterations Tenant may seek to perform, nor shall Landlord impose a charge for use by Tenant or its contractors of any elevators, restrooms or loading docks in connection with such alterations. Tenant shall, however, reimburse Landlord for any actual, out-of-pocket costs Landlord may incur to obtain advice from third party professionals whose review Landlord shall solicit in connection with any request for consent by Tenant for approval of its plans for any alterations. Subject to approval of plans therefor to assure compliance with applicable law and insurance requirements and any customary engineering practices, Landlord shall not prohibit Tenant from installing one or multiple interconnecting stairs in the Premises.
10.Restoration. Notwithstanding the provisions of Section 10.06 of the Lease to the contrary, Landlord may not require removal by Tenant on or before the expiration of the term of the Lease of (1) any code compliant cabling or wiring or (2) any improvements existing in the Premises as of the date of this Amendment, or (3) any Tenant Work that (x) shall hereafter have been installed in compliance with the terms of the Lease, and (y) constitutes standard office, research and development or manufacturing improvements (including any interconnecting staircases) or standard laboratory equipment and improvements customarily found in comparable first class laboratory building. Nothing herein shall release Tenant from its obligation to remove all personal property brought to the Premises during the term or Tenant’s obligations under Section 10.07 of the Lease.
11.Operating Expenses. Commencing as of January 1, 2029, in no event shall the amount of Controllable Operating Expenses (as hereinafter defined) included in Operating Expenses for any Lease Year exceed the Controllable Expense Cap (as hereinafter defined) for such Lease Year. “Controllable Operating Expenses” shall mean all Operating Expenses, except for: (i) any utility costs; (ii) any insurance costs; and (iii) the costs of snow and ice treatment and removal. “Controllable Expense Cap” shall mean (i) for the 2029 Lease Year, [***] of the Controllable Operating Expense for the 2028 Lease Year, and (ii) for each succeeding Lease Year, [***] of the amount of the Controllable Expense Cap for the immediately preceding Lease Year. The parties acknowledge that the initial housing exactions described in the second paragraph of Section 8.01 have been paid, and Operating Expenses shall not include any governmental fees or exactions for housing. The administrative fee described in Section 8.01 shall [***] per square foot of rentable area of the Building [***] effective on January 1, 2029. The administrative fee shall [***] through the remainder of the Term as it may be extended by the Extension Terms.
12.Right of First Offer. So long as the ROFO Conditions shall prevail, then if Landlord intends to solicit offers, or to accept an unsolicited offer, to purchase its fee interest in the Property, Landlord first shall offer to sell the Property to Tenant at a price to be identified by Landlord in such offer. If Tenant shall elect to accept such offer, it shall give Landlord notice of such election within thirty (30) days after the date of Landlord’s offer. If Tenant elects to accept such offer within such thirty (30) day period, Landlord and Tenant shall, for a period of thirty (30) days after the date of Tenant’s election, engage in good faith negotiations of a mutually acceptable purchase and sale agreement incorporating such terms and conditions as shall be contained in Landlord’s offer. In the event Tenant fails to accept Landlord’s offer within such thirty (30) day period, or the parties, having negotiated in good faith, fail to execute and deliver a mutually acceptable purchase and sale agreement within such thirty (30) day period, or Tenant shall breach its obligations under such purchase and sale agreement, then (except as hereinafter provided) Tenant shall have no further rights hereunder, and Landlord shall be free to accept an offer and/or enter into an agreement to sell and/or to sell the Property, at any time to any party on any terms; provided, however, Landlord shall not convey fee title to the Property to a third party as to which Tenant’s rights hereunder would otherwise apply (x) later than nine (9) months after the date on which Tenant’s rights shall have expired pursuant to the above or (y) for less than ninety-five percent (95%) of the sales price identified in Landlord’s offer to Tenant unless in either case (x) or (y) Landlord shall first re-offer the Property to Tenant as provided above. Tenant’s rights under this paragraph shall not apply to (i) any transfer in connection with any financing (or a foreclosure sale or deed in lieu thereof); (ii) a transfer to any entity that is a successor to Landlord either by merger, consolidation or reorganization, (iii) a sale or other transfer pursuant to or in lieu of taking by eminent domain, or (iv) any transfer of equity interests in Landlord or in any member or other party directly or indirectly holding an interest in Landlord.
“ROFO Conditions” shall mean (i) the Lease and the Fan Pier Lease are still in full force and effect; (ii) there then exists no Event of Default hereunder or under the Fan Pier Lease, (iii) Vertex Pharmaceuticals Incorporated or any Successor Entity or Related Entity holds Tenant’s interest under the Lease and the Northern Avenue Lease; and (iv) not more than twenty-five percent (25%) of the Premises or the premises demised by the Northern Avenue Lease are subject to one or more subleases (other than to a Related Entity [***]).
13.Broker. Tenant warrants and represents that it has dealt with no broker in connection with the consummation of this Amendment, other than [***], representing Landlord, and [***], representing Tenant (the “Brokers”), and in the event of any brokerage claims or liens, other than by the Brokers, against Landlord or the Property predicated upon or arising out of prior dealings with Tenant, Tenant agrees to defend the same and indemnify and hold Landlord harmless against any such claim, and to discharge any such lien. Landlord warrants and represents that it has dealt with no broker in connection with the consummation of this Amendment, other than the Brokers, and in the event of any brokerage claims against Tenant predicated upon or arising out of prior dealings with Landlord and not arising out of any agreement by or with Tenant, Landlord agrees to defend the same and indemnify and hold Tenant harmless against any such claim. Landlord shall pay each Broker a commission in connection with this Amendment pursuant to separate agreements between Landlord and each Broker.
14.Repair and Maintenance. Tenant shall have the right to suggest to Landlord that Tenant undertake responsibility for one or more components of Landlord’s repair and maintenance obligations under Section 10.03(c) of the Lease. Landlord shall consider any such suggestion in good faith in light of its obligations to other tenants, its contractual commitments to third party vendors, insurance considerations and any other legitimate concerns.
15.[***]
16.Notice Address.

(a)Section 1.18, Original Address of Landlord for Notice is amended to delete it in its entirety and replace with:
1.18. Address of Landlord for Notices:
SNH Seaport LLC
c/o The RMR Group LLC
Two Newton Place
255 Washington Street, Suite 300
Newton, MA 02458
Attn: Yael Duffy

With a copy to:
The RMR Group LLC
Two Newton Place
255 Washington Street, Suite 300
Newton, MA 02458
Attn: Jennifer B. Clark
(b)Section 1.19, Original Address of Tenant for Notice is amended to delete it in its entirety and replace with:
1.19 Address of Tenant for Notices:
Vertex Pharmaceuticals Incorporated
50 Northern Avenue
Boston, MA 02110
Attn: Charles Pappalardo
With a copy to:
Bowditch & Dewey, LLP
101 Federal Street, Suite 1405
Boston, Massachusetts 02110
Attn: Paul C. Bauer
17.Affirmation. As amended hereby, the Lease is hereby ratified and confirmed.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the Effective Date.

LANDLORD:
SNH Seaport LLC
By: The RMR Group LLC, its agent By: /s/ Matthew P. Jordan Matthew P. Jordan Executive Vice President

TENANT:
Vertex Pharmaceuticals Incorporated By: /s/ Charles. F. Wagner, Jr. Charles F. Wagner, Jr. Executive Vice President and Treasurer